Exhibit 10.32

PLUG-IN EQUIPMENT LEASE AGREEMENT

THIS AGREEMENT OF EQUIPMENT LEASE (“Agreement”) EXECUTED AT HYDERABAD, on this 22nd day of April, 2004:

BETWEEN

Mrs. T. Jhansi Reddy W/o Mr. T. Devendar Reddy, Aged about 39 years, R/O, 8-2-269/27/B Road No. 2 Banjara Hills, Sagar Society, Hyderabad, hereinafter called the Owner, which expression shall, unless to context otherwise requires, mean to include her legal heirs, legal representatives and successors-in-interest) of the one part.

AND

M/s STC Systems Private Limited, a company incorporated under the Companies Act, 1956, having its Registered office at Hyderabad. Represented by Mr. Barry Plaga, CFO of SeeBeyond Technology Corporation, hereinafter called the “Hirer”, which expression shall, unless the context otherwise requires, mean to include its successors, assigns and successors-in-interest) of the other part.

(the Owner and the Hirer, the “Parties”)

WHEREAS:

A.                                   The Hirer, for the purpose of carrying on its proposed computer software development business, has entered into arrangements with Mr. T. Devendar Reddy for lease to the Hirer of the premises owned by him comprising the whole of the building bearing No. 8-2-120/77/4B containing in admeasurement 21642 Sq. Ft.  [built-up / carpet] area and situate Opposite Chiran Palace, Road No. 2 Banjara Hills, Hyderabad (“Leased Premises”) for the term and on the terms and conditions contained in the Lease Agreement dated 22nd day of April, 2004 entered into between the Hirer and Mr. T. Devendar Reddy (“Lease Agreement”).

B.                                     The Hirer needs the various items of equipment listed in the Schedule hereto (“Plug-In Equipment”) to the fitted or installed or set-up on or in or to the Leased Premises for it to carry on its computer software development business and the Owner has agreed to install the Plug-In Equipment by completing the Fit-Out Work (as defined below).

C.                                     The Owner is the absolute owner of the Plug-In Equipment and has offered to make the Plug-In Equipment available in duly fitted/installed/set-up and ready to use condition on hire to the Hirer for a monthly rent of Rs. 389,556/- (Rupees Three Lacs Eighty Nine Thousand Five Hundred and Fifty Six Only) per month, and both the Parties hereto have agreed to reduce the terms and conditions agreed upon by them in to writing being these presents.

NOW THIS AGREEMENT FOR LEASE WITNESSETH AS FOLLOWS:

1.                                       In consideration of the payment by the Hirer of the Rent and on the covenants, conditions and stipulations hereinafter contained, the Owner hereby grants unto the Hirer the Plug-In Equipment in duly fitted/installed/set-up and ready to use condition on lease.  The lease payments shall commence on a pro-rata basis on handing over possession of each floor to the satisfaction of Hirer.  The Ground Floor possession should be handed over to the Hirer within 15 days after the signing of the above referenced Premises Lease Agreement (with Mr. T. Devendar Reddy) if all conditions required by Owner herein are satisfied.

2.                                       Promptly following the execution of this Agreement, the Owner will begin the installation of the Plug-In Equipment in accordance with the specifications and layout given by the Hirer (“Fit-Out Work”) and will use all reasonable efforts and take all reasonable actions to complete the Fit-Out Work within 60 days following the date hereof.

3.                                       Each of the Parties hereto agrees that the lease of the Plug-In Equipment shall commence from such date (“Commencement Date”) on which each of the following conditions has been satisfied or waived in writing by the Hirer.

(a)                                  The Owner has completed the Fit-Out Work and the Hirer has certified in writing to the Owner that the Plug-In Equipment is in ready-to-use condition; and

(b)                                 The owner of the Leased Premises has completed the works on the Leased Premises as per the terms and conditions of the Lease Agreement to the satisfaction of the Hirer and the Leased Premises are ready to be used for occupation by the Hirer for the purposes of carrying on its computer software development business.

4.                                       The term of the lease of the Plug-In Equipment shall be co-terminus with the term of lease of the Leased Premises.

5.                                       From the Commencement Date until the termination of this lease, the Hirer shall pay to the Owner an amount of Rs. 3,89,556 (Rupees Three Lacs Eighty Nine Thousand Five Hundred and Fifty Six only) per month.  The first rental shall be prorated based on the number of days remaining in the calendar month in which the Commencement Date occurs, and shall be paid by the Hirer within five (5) days of the Commencement Date.  The Rent for the period thereafter shall be paid by the Hirer to the Owner in advance on or before the fifth (5) day of each calendar month.  The Hirer shall comply with the provisions of the Income-tax Act, 1961 as to deduction of tax at source on the amount of the Rent and shall issue certificates of tax deduction at source to the Owner.

6.                                       The Hirer shall pay to the Owner on the Commencement Date an amount of Rs.46,74,672 (Rupees Forty Six Lacs Seventy Four Thousand Six Hundred Seventy Two only) by way of an interest free security deposit (hereinafter referred to as the “Security Deposit”).  The Security Deposit shall not be adjusted towards the Rent and shall be refunded by the Owner to the Hirer forthwith at the time of the Hirer vacating the Leased Premises after deducting any outstanding dues. Lessor agrees to furnish an irrevocable Bank Guarantee for Rs.46,74,672 (Rupees Forty Six Lacs Seventy Four Thousand Six Hundred Seventy Two only) within ten days of the signing of the lease agreement from a nationally recognized banking institution. Said Bank Guarantee shall remain in force until the termination of this Lease Agreement and the Hirer can revoke the Bank Guarantee in case the Security deposit is not lawfully paid by the Owner.

4.                                       The Owner hereby acknowledges the receipt of the Security Deposit paid by the Hirer by way of Check Number            In The Amount of           .

8.                                       The Hirer shall pay all the consumption charges in regard to the Plug-In Equipment namely EPABX, Genset, A/c’s, Lift, Vending Machines, and Access Control Systems periodically and shall produce proof of the same at the time of vacating the Leased Premises.

9.                                       The Owner shall be responsible to pay all taxes, cesses and charges levied on and demanded of the Plug-In Equipment, the Fit-Out Work or the lease of Plug-In Equipment by any Governmental authority including but not limited to any lease tax, sales tax on rental income or service tax.

10.                                 The Hirer shall abide by and comply with, at its own costs, all the bylaws and rules and conditions of the Municipal corporation of Hyderabad, and all other orders, directions and notifications issued by the said authorities or by any other local body or government or authority in so far as they relate to the use or manner of use of the Plug-In Equipment and are specifically required to be observed by the Hirer.

11.                                 The Hirer shall use the Plug-In Equipment only for the authorized business purposes of itself and of its affiliates, associates or sister concerns and shall ensure that its use and enjoyment of the Plug-In Equipment will not result in contravention of any law, rule, or regulation.

12.                                 The Hirer shall not use or permit to be used the Plug-In Equipment or any part thereof for activities which are prohibited by law.  The Hirer shall observe, abide by and comply with, at its own costs, all the rules, regulations, directions, and orders issued by any Governmental authorities in respect to the use of the Plug-In Equipment.

13.                                 The Parties agree that this Agreement shall not be terminable by the Owner or the Hirer during the continuance the Lease Agreement (subject to provision 18 herein).  If for any reason other than due to a breach by the Owner of any of her implied or express representations, warranties, covenants or other obligations or subject to provision 18 the Hirer terminates this Agreement during the currency of the Lease Agreement, the Owner shall be entitled to forfeit the Security Deposit.

14.                                 The Owner undertakes that during the continuance of this Agreement;

(a)                                  She will not create or permit to be created any encumbrances over the Plug-In Equipment or create or permit to be created any third party interests;

(b)                                 She will not sell or transfer any of her right, interest or title to the Plug-In Equipment to any person other than lease created under this Agreement in favour the Hirer;

(c)                                  She will continue to have good right and full authority to grant the lease to the Hirer;

(d)                                 She will permit the Hirer, its affiliates, associates and sister concerns to peacefully and quietly hold, possess and enjoy the Plug-In Equipment without any eviction, interruption, disturbance, claim or demand whatsoever by her or anyone claiming under or in trust for her;

(e)                                  She will pay any and all present and future taxes, rates and other impositions payable in respect of the Plug-In Equipment and not to allow the same to fall in arrears;

(f)                                    She will not do anything to the Plug-In Equipment which is likely to render the Plug-In Equipment unfit for use by the Hirer or its affiliates, associates and sister concerns or which would in any manner whatsoever effect the rights of the Hirer under this Agreement; and

(g)                                 She shall keep the Plug-In Equipment fully insured against all risks at her own cost.

15.                                 The Hirer shall be responsible for the proper maintenance of the Plug-In Equipment after the lapse of the warranty period.  The Hirer shall arrange for periodical maintenance that is normal and in line with the practice with reference to the items of equipment that comprise the Plug-In Equipment.  Upon the expiry of the lease, the Owner shall be responsible to recover the Plug-In Equipment from the Leased Premises and shall make her own arrangements in this regard with the owner of the Leased Premises.

16.                                 The Hirer shall repair at its own cost and expense, any damage to the Plug-In Equipment, which does not arise from normal wear and tear, if and to the extent that such damage is caused by any act or default on the part of the Hirer, its servants, agents or visitors or by reasons of any breach by the Hirer of any covenants herein contained.

17.                                 The Hirer shall permit the Owner and her duly authorized agents with or without the workmen and others at all reasonable times of the day with three (3) days prior notice to view the state or condition of the Plug-In Equipment and to do any repairs to the Plug-In Equipment.

18.                                 The Hirer is entitled and permitted to assign, alienate underlet or sublet the Plug-In Equipment or any part thereof or part with possession of the Plug-In Equipment.  The Hirer shall not create any charge, mortgage, lien or otherwise deal with the Plug-In Equipment or any part thereof to anybody whatsoever.  Additionally the Hirer shall be entitled to allow its affiliates, sister concerns or associates to use the Plug-In Equipment with a prior intimation to the Owner.

19.                                 The Owner hereby confirms that (a) she is the sole legal and beneficial owner of the Plug-In Equipment; (b) the Plug-In Equipment is free from any encumbrances or third party interests; (c) she has power and authority to enter into this Agreement; (d) the Plug-In Equipment can be used for the business activities of the Hirer; and (e) there are no orders of court, pending litigation etc., restraining her from entering into the said Agreement.

20.                                 The Owner shall keep the Hirer indemnified against all expenses, costs, claims, damage and costs and loss arising form any breach of any of the Owner’s representations, warranties or undertakings in this Agreement or her failure to perform any of her obligations under this Agreement, or any act or omission of the Owner, or her workers, contractors or agents or any other person with the actual or implied authority of the Owner.

21.                                 Any notice or other communication given under or pursuant to this Agreement (“Communication”) shall be in writing and in the English language and shall be made or delivered to the appropriate addresses and facsimile numbers set forth below (or as otherwise notified by that Party hereunder):

Owner:

Mrs. T. Jhansi Reddy,

8-2-269/27/B

Sagar Society,

Road No. 2, Banjara Hills,

Hyderabad

Hirer:

STC Systems Private Limited

Attention: India Company manager

Additionally all communication must be copied to SeeBeyond Technology in the United States to the attention of the General Counsel and the Chief Financial Officer.

Any Communication may be delivered personally or by prepaid post, or facsimile transmission and shall be deemed to have been served (i) if by personal delivery, at the time of delivery; (ii) if by private courier, within three (3) days after sending to an address in India, and within seven (7) days after sending to an address outside India; and (iii) if by facsimile transmission, at the time of transmission if successful transmission is confirmed by a transmission report generated by the sender’s machine.

22.                                 Neither this lease nor any part thereof is to be construed as creating a joint enterprise, a partnership or any other relationship between the Parties except that of lessor and lessee.

23.                                 This Agreement will be governed by Indian Law.  Any dispute between the parties with regard to this Agreement or the subject matter thereof, including existence and validity of the Agreement shall be settled through arbitration by arbitration tribunal comprising three arbitrators. Each Party will be entitled to nominate one arbitrator and the two arbitrators so appointed shall choose the third arbitrator.  The place of arbitration shall be Hyderabad and the proceedings of the arbitration shall be conducted in English in accordance with the Arbitration & Conciliations Act 1996.  The Proceedings shall be conducted in English.  The Arbitration award is final and binding on both the Parties.

24.                                 The Parties agree that the terms contained herein shall not be modified unless mutually agreed to in writing between the Parties.

SCHEDULE

Description of the Plug-In Equipment

1	Air Conditioners	BlueStar / Carrier / L.G / equivalent

2	Fire Extinguishers	Cease Fire / equivalent

3	Modular Furniture System	N.R. [ILLEGIBLE] / Blowplast / Godrej / Featherlite / equivalent

4	EPBAX	NEC / Avaya / Alcatel / Matrix / equivalent.

5	Public Address System	Philips / Ahuja / equivalent.

6	Access Control system	Eureka Forbes / godrej / Zicom / equivalent.

7	Microwave Oven	L.G / Samsung / equivalent.

8	Water Purifier	Eureka Forbes / Ion exchange / Moniba.

9	Water Dispenser	Blue star / Voltas / equivalent.

10	Refrigerator	Godrej / L.G / Samsung / Whirlpool / equivalent.

11	Vending machine for tea and coffee.	Hindustan Lever / Nestle

12	D.G. Set	Kirloskar / Gummins / equivalent

13	Chairs	Eurotech /Polo / Godrej / Featherlite / equivalent

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED AND EXECUTED THESE PRESENTS ON THE DAY,  MONTH AND YEAR HEREIN ABOVE WRITTEN.

(OWNER)		(HIRER)

/s/ T. Jhansi Reddy		/s/ James E. Thomson

WITNESSES:

1.	/s/ Sunil Bajpai	2.	/s/ Kim Rysell
	(SUNIL BAJPAI)